Exhibit 5

                     LAW OFFICE OF MICHAEL M. KESSLER, P.C.


October 19, 2006


Mr. Karl Kotmeier
President/Director
Zebra Resources, Inc
410- 744 West Hastings Street
Vancouver, British Columbia Canada V6C 1A5


RE: Opinion of Counsel for Registration Statement on Form SB-2 Under the Securities Act of 1933 (the "Registration Statement") of Zebra Resources Inc., a Nevada corporation.


Dear Mr. Kotmeier:

The Law Office of Michael M. Kessler, P.C, (the "Firm") has acted as special counsel for Zebra Resources, Inc. a Nevada corporation (the "Company") for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 12,000,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

     1.   Certificate of  Incorporation  of the Company,  as amended to date;
     2.   Bylaws of the Company, as amended to date;
     3. The records of corporate proceedings relating to the issuance of the Shares and Warrants and authorizing the offering.
     4. Such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

Michael M. Kessler, the principal of the firm is a licensed attorney. We do not express any opinion as to the laws of any other jurisdiction other than the


                       3436 AMERICAN RIVER DRIVE, SUITE 11
                            TELEPHONE (916) 239-4000
                            FACSIMILE (916) 239-4008

                     LAW OFFICE OF MICHAEL M. KESSLER, P.C.


General Corporation Law of the State of Nevada (the "NVCL"), all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws as well as U.S. federal securities law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign Jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. Based on the following I am of the following opinion:

1. Zebra Resources, Inc. (the "Company") is a duly and legally organized and existing Nevada State Corporation, with its registered statutory office located at 711 S. Carson Street, Suite 4, Carson City, Nevada 89701 and its additional mailing receipt office located at 410- 744 West Hastings Street, Vancouver
British Columbia Canada V6C 1A5. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on July 20, 2006. The Company's existence and form is valid and legal pursuant to the statutes of the State of Nevada. Based on the Firm's personal review of the records made available to it and inquiry with the Secretary of State of Nevada through its web site, the Company's status is shown as "ACTIVE.".

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Company's original articles of Incorporation authorized 20,000,000 shares with a par value of $0.001 per share. Prior to the issuance of any shares by the Company and incompliance with Nevada Sate Law, the Company amended its Articles of Incorporation and increased the number of Authorized shares to 75,000,000 with par value of $0.001 per share.

3. The Company's outstanding shares are all common shares. There is no liquidation preference right held by the present Shareholder upon voluntary or involuntary liquidation of the Company.


4. To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. We know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

5. By directors' resolution, the Company has authorized the issuance of 12,000,000 shares of common stock for this offering. The Company's Articles of Incorporation presently set the authorized capital stock of the Company at 75,000,000 shares designated as Common Stock, with a $0.001 par value.

                     LAW OFFICE OF MICHAEL M. KESSLER, P.C.


Based upon the foregoing, I am of the opinion that the shares being offered for sale and issuable by the Company pursuant to this Registration Statement will be duly authorized and validly issued, fully paid and non-assessable when issued as contemplated by the registration statement.

The Firm does hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, I do not hereby admit that I was acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

Law Office of Michael M. Kessler, P.C.


By: Michael M. Kessler, Esq
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